Exhibit 10.1

Trex Company, Inc.

Description of Non-Employee Director Compensation

Non-employee directors of Trex Company receive cash and stock-based compensation under the Trex Company, Inc. Amended and Restated 1999 Incentive Plan for Outside Directors, which is referred to herein as the “Outside Director Plan.” The Outside Director Plan is administered by the nominating/corporate governance committee. All stock-based grants awarded as compensation to non-employee directors are issued under the Trex Company, Inc. 2005 Stock Incentive Plan, which (together with Trex Company’s predecessor stock incentive plan amended and restated by the current plan) is referred to herein as the “Stock Incentive Plan.” Unless and until the board of directors determines otherwise, stock-based grants under the Outside Director Plan will be made in the form of stock-settled stock appreciation rights, or “SARs.”

Upon initial appointment to the board of directors, non-employee directors will receive awards of SARs valued at $28,800 (based on the Black-Scholes valuation model of Trex Company shares). For service on the board of directors, each non-employee director receives an annual retainer of $24,000, a $1,000 meeting fee for each in-person meeting attended, a $500 fee for each telephonic meeting and an annual award of SARs valued at $28,800 (based on the Black-Scholes valuation model of Trex Company shares). Each member of the audit committee (other than the chairman) receives an annual committee retainer of $6,500, each member of the compensation committee (other than the chairman) receives an annual committee retainer of $4,000, and each member of the nominating/corporate governance committee (other than the chairman) receives an annual committee retainer of $3,500. The chairman of the audit committee receives an annual committee fee of $12,500, and the chairmen of the compensation and the nominating/corporate governance committees receive an annual committee fee of $7,500. Each committee member on any of the committees, including the chairman of the committee, receives a $1,000 meeting fee for a special meeting not held in conjunction with a scheduled board of directors meeting, and a $500 fee for each telephonic meeting not held in conjunction with a telephonic board of directors meeting.

The $24,000 annual director fee and the annual committee fees are paid in the form of cash or grants of SARs (based on the Black-Scholes valuation model of Trex Company shares), or a combination of these forms of consideration, based on the percentages of the forms of consideration elected by the serving director, in four equal quarterly installments in arrears on the first business day following each quarter of the fiscal year in which the eligible director completes board or committee service. The annual grants of SARs are made on the date of the first regularly scheduled board of directors meeting after June 30 of each year. All grants of SARs vest immediately upon grant and have a term of ten years. All fees described above paid in arrears were prorated for any partial periods served.

Trex Company does not provide pensions, medical benefits or other benefit programs to directors.